UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 22, 2006

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia	1-7102	52-0891669
(state or other jurisdiction)	(Commission File Number)	(I.R.S. Employer
Identification No.)

Woodland Park, 2201 Cooperative Way, Herndon, VA		20171-3025
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (703) 709-6700

(Former name or former address, if changed since last report)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 22, 2006, National Rural Utilities Cooperative Finance Corporation ("CFC") entered into two credit agreements that provide committed revolving credit availability for commercial paper back-up and general corporate purposes. CFC entered into a $1,000 million five-year credit agreement that expires on March 22, 2011 with a syndicate of nineteen banks and JPMorgan Chase Bank, N.A. as administrative agent. CFC also entered into a $1,000 million 364-day credit agreement that expires on March 21, 2007 with a syndicate of nineteen banks and JPMorgan Chase Bank, N.A. as administrative agent. Any amount outstanding under the 364-day revolving credit facility may be converted to a one-year term loan at maturity. Both agreements require CFC to comply with maximum leverage and minimum times interest earned ratio covenants as defined in the agreements. Neither agreement contains a material adverse change provision. If CFC were to borrow funds under the agreements, it would be required to repay the amount borrowed, plus interest, at rates specified in the agreements. In addition, CFC paid upfront fees on the five-year credit agreement at closing and will pay quarterly fees to the banks as determined by pricing matrices in each of the agreements.

In both the five-year and the 364-day revolving credit agreements, CFC has the right, subject to certain terms and conditions, to increase the aggregate amount of the commitments in multiples of $5 million, provided that the amount of such increase when added to the aggregate amount of all such prior increases in the commitments on or after the effective date of the contract does not exceed $250 million.

On March 22, 2006, CFC's existing 364-day revolving credit agreement expired and CFC terminated the three-year revolving credit agreement as a condition of the two new credit agreements. The 364-day agreement totaling $1,285 million was dated March 23, 2005. The three-year agreement totaling $500 million was dated March 30, 2004 and was scheduled to expire on March 30, 2007.

CFC's five-year agreement totaling $1,975 million, also dated March 23, 2005, is still in effect and expires on March 23, 2010.

CFC had not borrowed under the facilities that were terminated on March 22, 2006. Additionally, CFC has not borrowed under the three facilities in place at March 22, 2006, which total $3,975 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

/s/ STEVEN L. LILLY
Steven L. Lilly
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

Dated: March 28, 2006